Exhibit 5.1

March 25, 2025

ProPhase Labs, Inc.

711 Stewart Avenue, Suite 200

Garden City, New York 11530

Ladies and Gentlemen:

We have acted as counsel to ProPhase Labs, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offer and sale of up to 500,000 shares of the Company’s common stock, $0.0005 par value per share (“Common Stock”), issuable to Stuart Hollenshead (the “Employee”) pursuant to the ProPhase Labs, Inc. Inducement Option Award Agreement between the Company and Stuart Hollenshead, dated February 17, 2025 (the “Option Agreement”). The 500,000 shares of Common Stock issuable to the Employee under the Option Agreement are hereinafter referred to as the “Shares.”

This opinion is being furnished at the Company’s request in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus forming a part thereof, other than as to the issuance of the Shares.

In rendering the opinion hereinafter expressed, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true reproductions of originals, of all such documents, records, agreements and other instruments, including the Registration Statement, the Option Agreement, the Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and corporate minutes of the Company as we have deemed necessary and appropriate for the purpose of this opinion. We have assumed that there are no agreements or understandings between the Company and the Employee that would expand, modify or otherwise affect the terms of the Option Agreement or the rights or obligations of the parties thereunder. We have further assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based upon the foregoing, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that, as of the date hereof, the offer and sale of the Shares shall have been duly authorized; and when the Shares (i) have been issued by the Company against payment therefor in the circumstances contemplated by the Option Agreement, and (ii) shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Employee, then to the extent that the Shares are issued in accordance with the foregoing, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP